Independent Auditors' Consent



To the Shareholders and Board of Trustees of Greenwich Street Series Fund:

We consent to the use of our reports dated February 10, 1998 for Appreciation Portfolio, Diversified Strategic Income Portfolio, Emerging Growth Portfolio, Equity Income Portfolio, Equity Index Portfolio, Growth and Income Portfolio, Intermediate High Grade Portfolio, International Equity Portfolio, Money Market Portfolio, and Total Return Portfolio of Greenwich Street Series Fund incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Counsel and Auditors" in the Statement of Additional Information.




	KPMG Peat Marwick LLP


New York, New York
April 24, 1998